Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Extreme Networks
Investor Relations	Public Relations
408/579-3030	408/579-2963
investor_relations@extremenetworks.com	vbellofatto@extremenetworks.com

EXTREME NETWORKS REPORTS PROFITABLE FISCAL ‘05

Growth and Improved Profitability Year-Over-Year

SANTA CLARA, Calif., Aug. 3, 2005 – Extreme Networks, Inc. (Nasdaq: EXTR), the leader in open converged networks, today announced financial results for its fiscal fourth quarter and fiscal year ended July 3, 2005.

For the fiscal year ended July 3, 2005, the Company recorded revenues of $383.3 million, up 9 percent from fiscal year 2004. Net income for fiscal 2005 was $12.9 million, or $0.10 per fully diluted share, marking a return to profitability, compared to a loss of ($1.7) million or ($0.01) per fully diluted share for the previous fiscal year.

“We are pleased to have achieved both growth and profitability for the year,” said Gordon L. Stitt, president and CEO of Extreme Networks. “The market is embracing our open converged network solutions, and this success has enabled us to grow sales while improving our margins and increasing profitability.”

For the fourth quarter of fiscal 2005, net revenue was $96.1 million, up 5 percent from $91.9 million in the third fiscal quarter, and up 4 percent from $92.2 million in the year-ago quarter. Gross margins for the quarter improved to 53.0 percent of sales, up sequentially from 51.4 percent in the third quarter. Net income for the fourth quarter of fiscal 2005 was $0.1 million, or $0.00 per fully diluted share. Included in the results for the fourth quarter was approximately $2.8 million in litigation expenses related to the recently concluded trial with Lucent Technologies.

For the fourth quarter of fiscal 2005, revenue in the U.S. was $43.1 million, an increase of 14 percent from the fourth quarter of the previous year. Revenue in Europe, including the Middle East and Africa, in the current quarter was $35.0 million, an increase of 42 percent from the year-ago quarter.

Operating expenses in the fourth quarter were $51.4 million, or 53.5 percent of revenue. These expenses included approximately $2.8 million of litigation-related expenses associated with the Lucent trial.

Cash, cash equivalents and investments were $440.4 million at the end of the fourth quarter of fiscal 2005. This is an increase of $14.7 million from the $425.7 million for the year-ago fourth quarter, and slightly down from the previous quarter’s $443.3 million.

Management Expectations

The Company anticipates revenue in a range of $95 million to $100 million for the quarter ending October 2, 2005. The Company also anticipates gross margins as a percentage of sales will likely approximate gross margins in the just concluded fourth quarter. Total quarterly operating expenses are expected to be in a range of $47.0 million to $48.0 million, down notably from the current quarter.

Quarterly Business Highlights

•	Introduced network-wide security that features integrated defense with scalability for 10 Gigabit links. The solution, which includes the CLEAR-Flow™ security rules engine combined with the first virtual security resource, Sentriant™, brings the amount of time to mitigate Day Zero threats from hours down to only seconds.

•	Announced the new Summit® Wireless Mobility solution –a wireless LAN platform that simplifies the deployment and operation of enterprise-class wireless LANs for converged data and voice applications.

•	Enhanced award-winning modular operating system, ExtremeWare® XOS™, with new VoIP, IPv6/IPv4 inter-networking and security capabilities.

•	Introduced the new ExtremeWare XOS-based Summit X450, the first fixed configuration switch with automated process restart to deliver high availability for converged networks.

•	Continued industry recognition with Network Magazine’s “Most Visionary” award given to ExtremeWare XOS for its unique design and open approach.

•	Built a large-scale converged network for the new, world-class mega resort – Wynn Las Vegas. Extreme’s high-performance networking solutions provide a secure and resilient infrastructure that enables the resort to deliver a new level of guest service and communication.

•	Leading Hollywood production house, Pacific Title, leverages Extreme Networks’ award-winning 10 Gigabit Ethernet technology to speed the digital effects, processing and titles for hit movies such as Million Dollar Baby and Spider-Man 2.

•	University of California (UC) Merced selected an open converged network from Extreme Networks to build a state-of-the-art computing and communications infrastructure enabling streaming media and high-performance computing.

•	Delivered a converged voice/video/data network to support the thousands of attendees and exhibitors at the annual networking industry event InterOp. Extreme’s wireless LAN solution allowed attendees to access email and the Internet directly from the show floor.

Conference Call

Extreme Networks will host a conference call to discuss these results today at 5:00 p.m. EDT (2:00 p.m. PDT), for more information visit http://www.extremenetworks.com/aboutus/investor/ Financial and statistical information to be discussed during the conference call are posted on the Investor Relations section of the Company’s website (www.extremenetworks.com).

Extreme Networks, Inc.

Extreme Networks is a leader in open converged networks. Its innovative network architecture provides Enterprises and Metro Service Providers with the resiliency, adaptability and simplicity required for a true converged network that supports voice, video and data, over a wired and wireless infrastructure, while delivering high-performance and advanced security features. For more information, please visit www.extremenetworks.com

# # #

Extreme Networks, ExtremeWare, Sentriant, Summit, CLEAR-Flow and XOS are either trademarks or registered trademarks of Extreme Networks, Inc., in the United States and other countries.

This announcement contains forward-looking statements that involve risks and uncertainties, including statements regarding our expectations for future operating results. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, but not limited to: our effectiveness in controlling expenses, fluctuations in demand for our products and services; a highly competitive business environment for network switching equipment; satisfactory resolutions of intellectual property related disputes; the possibility that we might experience delays in the development of new technology and products; customer response to our new technology and product; and a dependency on third parties for certain components and for the manufacturing of our products. We undertake no obligation to update the forward-looking information in this release. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission, including, without limitation, under the captions: “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Risk Factors,” which is on file with the Securities and Exchange Commission (http://www.sec.gov).

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	July 3, 2005	June 27, 2004	July 3, 2005	June 27, 2004
Net revenues:
Product	$80,486	$78,978	$324,256	$303,293
Service	15,566	13,180	59,091	48,555

Total net revenues	96,052	92,158	383,347	351,848

Cost of revenues:
Product	36,525	35,147	146,476	137,106
Service	8,650	8,633	34,219	35,546

Total cost of revenues	45,175	43,780	180,695	172,652

Gross margin:
Product	43,961	43,831	177,780	166,187
Service	6,916	4,547	24,872	13,009

Total gross margin	50,877	48,378	202,652	179,196

Operating expenses:
Sales and marketing	25,862	24,633	96,804	93,220
Research and development	15,682	15,238	61,268	58,105
General and administrative	9,838	6,478	31,754	29,604
Technology agreement	—	—	2,000	—
Amortization of deferred stock compensation	—	130	69	1,061
Restructuring charge	—	5,525	—	6,487

Total operating expenses	51,382	52,004	191,895	188,477

Operating income (loss)	(505)	(3,626)	10,757	(9,281)

Other income, net	1,145	8,002	5,728	10,709

Income before income taxes	640	4,376	16,485	1,428

Provision for income taxes	517	2,027	3,543	3,176

Net income (loss)	$123	$2,349	$12,942	$(1,748)

Net income (loss) per share - basic	$0.00	$0.02	$0.11	$(0.01)

Net income (loss) per share – diluted	$0.00	$0.02	$0.10	$(0.01)

Shares used in per share calculation - basic	121,779	120,274	121,225	118,348

Shares used in per share calculation - diluted	124,298	123,488	124,219	118,348

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 3, 2005	June 27, 2004

Assets
Current assets:
Cash and cash equivalents	$127,470	$59,164
Short-term investments	127,889	162,078
Accounts receivable, net	30,778	32,998
Inventories, net	25,943	25,889
Other current assets	12,410	8,051

Total current assets	324,490	288,180

Property and equipment, net	50,438	59,767
Marketable securities	185,045	204,430
Other assets	23,641	26,896

Total assets	$583,614	$579,273

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$18,283	$18,995
Deferred revenue	36,688	33,927
Accrued warranty	7,471	8,297
Other accrued liabilities	42,462	47,188

Total current liabilities	104,904	108,407

Other long-term liabilities	16,913	21,561
Deferred revenue	13,785	19,747
Convertible subordinated notes	200,000	200,000

Total stockholders’ equity	248,012	229,558

Total liabilities and stockholders’ equity	$583,614	$579,273

EXTREME NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	July 3, 2005	June 27, 2004
Operating activities:
Net income (loss)	$12,942	$(1,748)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	16,244	20,141
Provision for doubtful accounts (reversal)	380	(200)
Provision for excess and obsolete inventory	1,061	1,252
Deferred income taxes	451	(188)
Amortization of warrant	7,566	5,044
Restructuring charge		6,487
Amortization of deferred stock compensation	69	1,061
Loss on disposal of assets	212	—
Changes in operating assets and liabilities:
Accounts receivable	2,271	(6,004)
Inventories	(1,114)	(8,431)
Prepaid expenses and other current and noncurrent assets	(9,558)	11,814
Accounts payable	(712)	(25)
Deferred revenue	(3,201)	5,376
Accrued warranty	(825)	(1,903)
Other accrued liabilities	(9,328)	(11,208)

Net cash provided by operating activities	16,458	21,468

Investing activities:
Capital expenditures	(7,127)	(6,263)
Purchases and maturities of investments, net	53,033	(13,385)

Net cash provided by (used in) investing activities	45,906	(19,648)

Financing activities:
Proceeds from issuance of common stock	5,942	13,004

Net cash provided by financing activities	5,942	13,004

Net increase in cash and cash equivalents	68,306	14,824
Cash and cash equivalents at beginning of year	59,164	44,340

Cash and cash equivalents at end of year	$127,470	$59,164